Exhibit 10.5

Executive Officers

VERENIUM CORPORATION

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK BONUS AGREEMENT

Pursuant to the Restricted Stock Bonus Grant Notice (“Grant Notice”) and this Restricted Stock Bonus Agreement (collectively, the “Award”) and in consideration of your past services, Verenium Corporation (the “Company”) has awarded you a stock bonus under its 2007 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s Common Stock subject to the Award as indicated in the Grant Notice. Defined terms not explicitly defined in this Restricted Stock Bonus Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. VESTING. Subject to the limitations contained herein, your Award will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES. The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

3. SECURITIES LAW COMPLIANCE. You may not be issued any shares under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

4. RIGHT OF REACQUISITION.

(a) The Company shall have the right to reacquire all or any part of the shares received pursuant to your Award (a “Reacquisition Right”) as to the shares you received pursuant to your Award that have not as yet vested in accordance with the Vesting Schedule on the Grant Notice (“Unvested Shares”) on the following terms and conditions:

(i) The Company, shall simultaneously with termination of your Continuous Service automatically reacquire for no consideration all of the Unvested Shares, unless the Company agrees to waive its Reacquisition Right as to some or all of the Unvested Shares. Any such waiver shall be exercised by the Company by written notice to you or your representative (with a copy to the Escrow Holder as defined below) within ninety (90) days after the termination of your Continuous Service, and the Escrow Holder may then release to you the number of Unvested Shares not being reacquired by the Company. If the Company does not waive its Reacquisition Right as to all of the Unvested Shares, then upon such termination of your Continuous Service, the Escrow Holder shall transfer to the Company the number of shares the Company is reacquiring.

Executive Officers

(ii) The Company shall have the right to reacquire Unvested Shares for no monetary consideration (that is, for $0.00).

(iii) The shares issued under your Award shall be held in escrow pursuant to the terms of the Joint Escrow Instructions attached to the Grant Notice as Attachment IV. You agree to execute two (2) Assignment Separate From Certificate forms (with date and number of shares blank) substantially in the form attached to the Grant Notice as Attachment III and deliver the same, along with the certificate or certificates evidencing the shares, for use by the escrow agent pursuant to the terms of the Joint Escrow Instructions.

(iv) Subject to the provisions of your Award, you shall, during the term of your Award, exercise all rights and privileges of a shareholder of the Company with respect to the shares deposited in escrow. You shall be deemed to be the holder of the shares for purposes of receiving any dividends which may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested and been released from the Company’s Reacquisition Right.

(v) If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of your Award, then in such event any and all new, substituted or additional securities to which you is entitled by reason of your ownership of the shares acquired under your Award shall be immediately subject to the Reacquisition Right with the same force and effect as the shares subject to this Reacquisition Right immediately before such event.

5. CHANGE-IN-CONTROL.

(a) If a Change in Control occurs and as of within one (1) month prior to, or within thirteen (13) months after, the effective time of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then, as of the date of termination of Continuous Service, the vesting of your Award shall be accelerated in full.

(b) “Good Reason” means that one or more of the following are undertaken by the Company without your express written consent: (i) (A) a change in your status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from your status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to you of any duties or responsibilities which are inconsistent with your status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (C) any removal of you from or failure to reappoint or reelect you to any of such offices or positions, except in connection with the termination of your Continuous Service for Cause, as a result of your Disability or death or by you other than as a result of voluntary termination with Good Reason; (ii) a reduction in your annual base compensation or any failure to pay you any compensation or benefits to which you are entitled within five (5) days of the date due; (iii) the Company’s requiring you to relocate to any place outside a forty (40) mile radius of your current work site, except for reasonably required travel

Executive Officers

on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which you were participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to you, or (B) provide you with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which you were participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (v) any material breach by the Company of any provision of an agreement between the Company and you, whether pursuant to the Plan, this Agreement or otherwise, other than a breach which is cured by the Company within fifteen (15) days following notice by you of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to you, from any successors and assigns to assume and agree to perform the obligations created under the Plan or this Agreement.

(c) If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits. In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Stock Awards (i.e., earliest granted Stock Award cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company

Executive Officers

within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

Notwithstanding any reduction described in this subsection, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

Notwithstanding any other provision of this subsection 5(c), if (i) there is a reduction in the payment of benefits as described in this subsection, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this subsection contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

If you either (i) bring any action to enforce rights pursuant to this subsection 5(c), or (ii) defend any legal challenge to your rights hereunder, you shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by you, the court finds the claim was brought in good faith.

6. RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

7. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

Executive Officers

8. WITHHOLDING OBLIGATIONS.

(a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

9. TAX CONSEQUENCES. The acquisition and vesting of the shares may have adverse tax consequences to you that may avoided or mitigated by filing an election under Section 83(b) of the Internal Revenue Code, as amended (the “Code”). Such election must be filed within thirty (30) days after the date of your Award. YOU ACKNOWLEDGE THAT IT IS YOUR OWN RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(B), EVEN IF YOU REQUEST THE COMPANY TO MAKE THE FILING ON YOUR BEHALF.

10. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

11. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

12. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

JOINT ESCROW INSTRUCTIONS

[Date]

Corporate Secretary

Verenium Corporation

4955 Directors Place

San Diego, CA 92121

Dear Sir/Madam:

As Escrow Agent for both Verenium Corporation, a Delaware corporation (the “Company”), and the undersigned recipient of stock of the Company (“Recipient”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Bonus Grant Notice (the “Grant Notice”), dated                              to which a copy of these Joint Escrow Instructions is attached as Attachment IV, and pursuant to the terms of that certain Restricted Stock Bonus Agreement (“Agreement”), which is Attachment I to the Grant Notice, in accordance with the following instructions:

1. In the event Recipient ceases to render services to the Company or an affiliate of the Company during the vesting period set forth in the Grant Notice, the Company or its assignee will give to Recipient and you a written notice specifying that the shares of stock shall be transferred to the Company. Recipient and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to the Company.

3. Recipient irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Grant Notice. Recipient does hereby irrevocably constitute and appoint you as Recipient’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

4. This escrow shall terminate upon vesting of the shares or upon the earlier return of the shares to the Company.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Recipient, you shall deliver all of same to any pledgee entitled thereto or, if none, to Recipient and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Recipient while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Grant Notice or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel, including but not limited to Cooley Godward Kronish LLP, and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent and Recipient hereby confirms the appointment of such successor or successors as his attorney-in-fact and agent to the full extent of your appointment.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you may (but are not obligated to) retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in any United States Post Box, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten (10) days’ written notice to each of the other parties hereto:

COMPANY:	Verenium Corporation
4955 Directors Place
San Diego, CA 92121
Attn: * General Counsel / Chief Financial Officer

RECIPIENT:

ESCROW AGENT:	Verenium Corporation
4955 Directors Place
San Diego, CA 92121
Attn: Corporate Secretary

16. By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Grant Notice.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Grant Notice and these Joint Escrow Instructions in whole or in part.

Very truly yours,

VERENIUM CORPORATION

By:

RECIPIENT

Name:

ESCROW AGENT:

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Bonus Grant Notice and Restricted Stock Bonus Agreement (the “Award”), [Participant’s Name] hereby sells, assigns and transfers unto Verenium Corporation, a Delaware corporation (“Assignee”)                                                   (                    ) shares of the common stock of the Assignee, standing in the undersigned’s name on the books of said corporation represented by Certificate No.          herewith and do hereby irrevocably constitute and appoint                                          as attorney-in-fact to transfer the said stock on the books of the within named Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award, in connection with the reacquisition of shares of Common Stock of the Corporation issued to the undersigned pursuant to the Award, and only to the extent that such shares remain subject to the Corporation’s Reacquisition Right under the Award.

Dated:

Signature:
[Participant’s Name], Recipient

[INSTRUCTION: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its Reacquisition Right set forth in the Award without requiring additional signatures on your part.]